Exhibit 10.19

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 5

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1 of the Plan, has the ability to amend the Plan by action of an executive officer to effect a change that is legally necessary, improves clarity, promotes administrative convenience or is non-material; and

WHEREAS, the Company desires to amend the Plan as necessary to reflect certain technical legal changes required under recent IRS regulations and to make certain other administrative changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date indicated:

1.	Effective January 1, 2006, Section 5.4 of the Plan is amended by adding the following new subsections 5.4(e) and 5.4(f) to read as follows:

“(e)	Notwithstanding the foregoing, Salary Reduction Contributions will not be disregarded under the Plan when determining whether a Participant has had his entire vested interest under the Plan distributed to him. Therefore, a Participant who is zero percent vested under the Plan’s forfeiture provisions will not incur a deemed distribution so long as a Salary Reduction Contribution Account is maintained for the Participant.

(f)	Service prior to a five-year Period of Severance shall not be disregarded in the case of a Participant who is zero percent vested, but for whom a Salary Reduction Contribution Account is maintained.”

2.	Effective January 1, 2007, Section 7.2(c) is amended by deleting the word “or” at the end of subsection (4), re-designating existing subsection 7.2(c)(5) as subsection 7.2(c)(7) and adding new subsections 7.2(c)(5) and 7.2(c)(6) to read as follows:

“(5) effective January 1, 2007, payments for funeral or burial expenses for the Participant’s deceased parent, spouse, child or dependents;

(6) effective January 1, 2007, expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent of adjusted gross income); or”

3.	Effective September 1, 2007, a new Section 13.6 is added to read as follows:

“13.6 Lost Payees. If the Plan Administrator is unable to make payment to any person to whom a payment is due under the Plan because it cannot ascertain the whereabouts of such person, and if a notice of payment so due is mailed to the last known address of such person and no response or claim is made within an administratively reasonable time of such mailing, the payment and all remaining payments otherwise due shall be canceled and placed in the Plan’s forfeiture account. Notwithstanding the above, if a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited amount.”

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 5 to be executed by its duly authorized party on this 14th day of September, 2007.

Radian Group Inc.

By:	/s/ Robert E. Croner
Robert E. Croner

Its:	EVP, Human Resources

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